Exhibit 99.1

MicroVision Announces Third Quarter 2015 Results

Two major electronics companies recently introduced products with MicroVision’s patented PicoP® display technology

REDMOND, Wash.--(BUSINESS WIRE)--November 5, 2015--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and imaging technology, today announced its results for the third quarter of 2015.

The third quarter results included product and royalty revenue of $2.4 million. The company improved product and royalty related gross margin compared to last quarter from 17 percent to 24 percent. Revenue for the third quarter of 2015 increased by nearly 150 percent compared to the third quarter of 2014 and operating loss and net loss for the third quarter of 2015 were up slightly compared to the same period of the previous year.

In October, the company’s Fortune Global 100 customer that is manufacturing display engines incorporating MicroVision’s PicoP display technology, started selling a companion pico projector in the US, Latin America and most of Asia. Additionally, Sharp Corporation launched an innovative Mobile Robot Phone product named RoBoHoN that incorporates MicroVision’s PicoP display technology in a display engine made by Sharp. Sharp has stated that RoBoHoN will be available in Japan in the first half of 2016. Both product announcements received extensive media coverage.

MicroVision continued to support its Fortune Global 100 customer on business development activities for its display module that incorporates MicroVision’s PicoP display technology. MicroVision also continued to independently pursue new opportunities for its patented display and imaging solution in pico projection and other applications and continued to advance its technology roadmap.

The following financial results are for the three and nine months ended September 30, 2015, compared to the same periods of 2014:

  Revenue was $2.4 million for the third quarter 2015 compared to $968,000 for the third quarter a year ago. Revenue for the first nine months of 2015 was $7.3 million, compared to $2.8 million for the same period in 2014.
  Operating loss for the third quarter of 2015 was $3.5 million, compared to $3.4 million for the third quarter a year ago. Operating loss was $10.3 million for the first nine months of 2015, compared to $9.8 million for the first nine months of 2014.
  Net loss for the third quarter of 2015 was $3.5 million, or $0.07 per share, compared to $3.4 million, or $0.08 per share, for the same quarter a year ago. Net loss was $10.2 million, or $0.22 per share, for the first nine months of 2015 compared to $14.8 million, or $0.36 per share, for the first nine months of 2014. The first nine months of 2014 net loss includes a $5.0 million non-cash loss recognized on the fair value adjustment of MicroVision’s warrant liability.
  For the third quarter of 2015, cash used in operations was $3.6 million compared to $3.2 million for the same period in 2014. For the nine months ended September 30, 2015, cash used in operations was $2.2 million compared to cash used in operations of $9.9 million for the same period in 2014.

As of September 30, 2015, backlog was $13.5 million. The company expects to fulfill this backlog in the remainder of 2015 and in 2016. Cash and cash equivalents at September 30, 2015 were $11.2 million.

Conference Call

The company will host a conference call today to discuss its third quarter 2015 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-800-446-1671 (for U.S. participants) or + 1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 41033401. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 4103 3401#. The phone-in replay will be available through November 12, 2015.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection and imaging solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented technology is a single platform that can enable projected displays, image capture and interaction for a wide array of future-ready products in this rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including potential applications of MicroVision technology are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display technology may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	September 30,	December 31,
	2015	2014

Assets
Current Assets
Cash and cash equivalents	$11,160	$8,349
Accounts receivable, net	574	669
Inventory	269	116
Other current assets	543	491
Total current assets	12,546	9,625

Property and equipment, net	1,662	894
Restricted cash	435	435
Intangible assets, net	877	973
Other assets	18	18
Total assets	$15,538	$11,945

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,627	$1,626
Accrued liabilities	2,776	2,729
Deferred revenue	1,002	-
Billings on uncompleted contracts in excess of related costs	5	230
Total current liabilities	5,410	4,585

Deferred revenue, net of current portion	6,401	-
Deferred rent, net of current portion	381	488
Total liabilities	12,192	5,073

Commitments and contingencies

Shareholders' Equity
Common stock at par value	47	45
Additional paid-in capital	482,372	475,656
Accumulated deficit	(479,073)	(468,829)
Total shareholders' equity	3,346	6,872
Total liabilities and shareholders' equity	$15,538	$11,945

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Product revenue	$2,078	$16	$5,001	$18
Royalty revenue	309	-	777	26
Contract revenue	11	722	1,564	1,063
Development revenue	-	230	-	1,691
Total revenue	2,398	968	7,342	2,798

Cost of product revenue	1,810	5	4,921	28
Cost of contract revenue	3	363	792	507
Total cost of revenue	1,813	368	5,713	535

Gross margin	585	600	1,629	2,263

Research and development expense	2,231	2,369	6,140	7,148
Sales, marketing, general and administrative expense	1,873	1,587	5,740	5,387
Gain on sale of previously reserved inventory	(1)	-	(1)	(455)
Total operating expenses	4,103	3,956	11,879	12,080

Loss from operations	(3,518)	(3,356)	(10,250)	(9,817)

Loss on warrant exchange	-	-	-	(4,967)
Other income, net	5	1	6	10

Net loss	$(3,513)	$(3,355)	$(10,244)	$(14,774)

Net loss per share - basic and diluted	$(0.07)	$(0.08)	$(0.22)	$(0.36)

Weighted-average shares outstanding - basic and diluted	47,216	43,858	46,292	40,605

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
Nicole Cobuzio, 732-212-0823 ext. 102 (media)
nicolec@lotus823.com